Exhibit 99.1

Inuvo Reports Fourth Quarter 2016 Results

Little Rock, AR, February 13, 2017 -- Inuvo, Inc. (NYSE MKT: INUV), an advertising technology and digital publishing company, today announced financial results for the three months and full year ended December 31, 2016.

“We made tremendous progress in the second half of 2016, growing 12% sequentially in both the third and fourth quarters. We are particularly pleased with the growth in the Partner Network segment, which increased 86% between the first and last quarters of 2016,” stated Rich Howe, Chairman and CEO of Inuvo. “On an Adjusted EBITDA basis, we delivered $612 thousand, or $0.02 per share in the fourth quarter, up 46% over the third quarter. “

Mr. Howe continued, “In 2017, we expect double digit growth in the Inuvo business and an additional $15 million in revenue from the NetSeer acquisition. The NetSeer business will be rolled up and reported within the Ad-Tech segment going forward.”

2016 Full Year and Fourth Quarter Financial Results
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Fourth Quarter 2016 revenue increased 12% sequentially to $19.7 million.
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Fourth Quarter 2016 Adjusted EBITDA increased 46% sequentially to $612 thousand, or $0.02 per share.
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Fourth Quarter 2016 GAAP net loss was $309 thousand or $0.01 net loss per share.
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2016 revenue increased 2% year-over-year to $71.5 million.
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Adjusted EBITDA for 2016 was $2.6 million.
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2016 GAAP net loss was $773 thousand or $0.03 net loss per share.
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Cash balance at December 31, 2016 was $3.9 million.
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There was no bank debt at December 31, 2016.
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Balance sheet current ratio improved 12.5% year-over-year, to 0.99 at December 31, 2016.
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Inuvo commenced a stock repurchase program in the fourth quarter 2016.

The Inuvo business is managed along two segments, the Partner Network (Ad-Tech) and the Owned and Operated Network (Digital Publishing). The Partner Network facilitates transactions between advertisers and our partners' websites and applications. The Owned and Operated Network designs, builds and markets mobile-ready consumer websites and applications mainly under the ALOT brand. Both segments utilize the company’s ad delivery software as a service (SaaS) technologies. Beginning with the first quarter of 2017, we will rename our segments to better align with the underlying business model. The Partner Network will be known as the “Ad Tech” segment and the Owned & Operated Network will be known as the “Digital Publishing” segment.

Financial results for the three-month period ended December 31, 2016
Net revenues for the fourth quarter of 2016, were $19.7 million compared to $21.0 million for the three months ended December 31, 2015. Revenue in our Partner Network was $9.8 million in the fourth quarter of 2016 compared to $6.2 million in the three months that ended December 31, 2015, a 58% increase. Strong demand in our partner ads operations as well as greater acceptance by publishers of our SearchLinks technology are the primary reasons for the increase. Revenue in the Owned and Operated Network was $9.8 million in the fourth quarter of 2016 compared to $14.8 million in the three months that ended December 31, 2015, a 34% decrease. The lower revenue in the Owned & Operated Network in the fourth quarter of 2016 compared to the same quarter of 2015 was due in part to a reduction in marketing spend activity while new marketing technology was being developed as a means to increase margins in the segment.

Operating expenses were approximately $11.9 million in the fourth quarter of 2016 compared to $15.6 million in the same quarter of 2015, a 24% decrease. The lower operating expense in the current year fourth quarter compared to the prior year quarter is primarily due to lower marketing costs.

For the quarter ended December 31, 2016, GAAP net loss was $309 thousand or $0.01 net loss per share compared to $617 thousand net income, or $0.03 net income per diluted share, for the quarter ended December 31, 2015. Adjusted EBITDA in the period was $612 thousand or $0.02 per share.

Financial results for the year ended December 31, 2016
Net revenues for the year ended December 31, 2016, were $71.5 million compared to $70.4 million for the year ended December 31, 2015. Revenue in our Partner Network was $26.0 million in 2016 compared to $30.3 million in the year ended December 31, 2015, a 14% decrease. The lower revenue this year compared to the prior year is due in part to lower advertiser demand we experienced beginning in the second quarter of 2016, but also as a result of changes to revenue reporting between segments that occurred in 2015. Revenue in the Owned and Operated Network was $45.5 million in 2016 compared to $40.1 million in the year ended December 31, 2015, a 13% increase. The higher revenue in the Owned & Operated Network this year compared to last year occurred in the first half of the year and is primarily due to additional advertisements served to a growing user base of our owned and operated web properties. The increase in advertisements served and users was due in part to increased marketing of our owned and operated web properties and expanded verticals and content.

Operating expenses increased from $44.6 million in the year ended December 31, 2015 to $51.0 million in 2016, a 14% increase. Though all categories of operating expenses increased in 2016 over 2015, the largest increase came from marketing costs during the first half of 2016.

For the year ended December 31, 2016, GAAP net loss was $773 thousand or $0.03 net loss per share compared to $2.3 million net income, or $0.10 net income per diluted share for the year ended December 31, 2015. Adjusted EBITDA for the year 2016 was $2.6 million or $0.11 per share.

Balance Sheet as of December 31, 2016
At December 31, 2016, cash and cash equivalents totaled $3.9 million and there was no bank debt. The current ratio improved from .88 at December 31, 2015 to .99 at December 31, 2016.

Conference Call Information:
Date: Monday, February 13, 2017
Time: 4:15 p.m. EST
Domestic Dial-In: 1-888-461-2031
International Dial-In: 1-719-325-2228
Webcast: http://public.viavid.com/index.php?id=122804

In addition, the call will be webcast on the Investor Relations section of the Company's website at http://investor.inuvo.com/events_and_presentations where it will also be archived for 45 days. A telephone replay will be available through February 27, 2017. To access the replay, please dial 1-844-512-2921 (domestic) or 1-412-317-6671 (international). At the system prompt, enter the code 6399563 followed by the # sign. You will then be prompted for your name, company and phone number. Playback will then automatically begin.

About Inuvo, Inc.
Inuvo®, Inc. (NYSE MKT: INUV) is an advertising technology and digital publishing business that serves hundreds of millions of income generating ads monthly across a network of websites and apps serving desktop, tablet and mobile devices. To learn more about Inuvo, please visit www.inuvo.com or download our app for Apple iPhone or for Android.

Forward-looking Statements
This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as "anticipate," "plan," "will," "intend," "believe" or "expect'" or variations of such words and similar expressions are intended to identify such forward-looking statements.
These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including, without limitation, statements made with respect to expectations with respect to our lack of profitable operating history, successful integration of the NetSeer business, changes in our business, potential need for additional capital, fluctuations in demand; changes to economic growth in the U.S. economy; and government policies and regulations, including, but not limited to those affecting the Internet, all as set forth in our Annual Report on Form 10-K for the year ended December 31, 2015 and our most recent Form 10-Q. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside the control of Inuvo and are difficult to predict. Inuvo undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Inuvo, Inc.
Wally Ruiz
Chief Financial Officer
501-205-8397
wallace.ruiz@inuvo.com

or

KCSA Strategic Communications
Valter Pinto, Investor Relations
212-896-1254
valter@kcsa.com

INUVO, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2016	2015
Assets
Current assets
Cash	$3,946,804	$4,257,204
Accounts receivable, net	7,586,129	7,001,337
Unbilled revenue	8,644	16,154
Prepaid expenses and other current assets	284,469	345,752
Total current assets	11,826,046	11,620,447

Property and equipment, net	1,615,223	1,805,561
Other assets
Goodwill	5,760,808	5,760,808
Intangible assets, net	8,343,876	9,320,951
Other assets	15,186	224,759
Total other assets	14,119,870	15,306,518
Total assets	$27,561,139	$28,732,526

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	9,280,779	10,080,315
Accrued expenses and other current liabilities	2,689,640	3,169,445
Total current liabilities	11,970,419	13,249,760
Long-term liabilities
Deferred tax liability	3,738,500	3,799,600
Other long-term liabilities	326,428	722,722
Total long-term liabilities	4,064,928	4,522,322

Total stockholders' equity	11,525,792	10,960,444
Total liabilities and stockholders' equity	$27,561,139	$28,732,526

INUVO, INC. CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2016	2015	2016	2015
Net revenue	$19,665,654	$21,035,307	$71,530,102	$70,438,116
Cost of revenue	7,972,197	4,683,604	21,364,795	23,721,996
Gross profit	11,693,457	16,351,703	50,165,307	46,716,120
Operating expenses
Marketing costs	8,800,181	12,665,251	39,195,653	34,324,646
Compensation	1,857,146	1,525,564	6,830,338	5,598,804
Selling, general and administrative	1,237,257	1,431,584	4,996,482	4,645,697
Total operating expenses	11,894,584	15,622,399	51,022,473	44,569,147
Operating (loss) income	(201,127)	729,304	(857,166)	2,146,973
Interest expense, net	(28,181)	(29,637)	(99,965)	(141,311)
(Loss) income from continuing operations before taxes	(229,308)	699,667	(957,131)	2,005,662
Income tax (expense) benefit	(62,739)	(78,942)	29,260	300,143
Net (loss) income from continuing operations	(292,047)	620,725	(927,871)	2,305,805
Net (loss) income from discontinued operations	(16,910)	(3,663)	155,287	33,969
Net (loss) income	(308,957)	617,062	(772,584)	2,339,774
Earnings (loss) per share, basic and diluted
From continuing operations	$(0.01)	$0.03	$(0.04)	$0.10
From discontinued operations	-	-	0.01	-
Net (loss) income	$(0.01)	$0.03	$(0.03)	$0.10
Weighted average shares outstanding
Basic	24,928,247	24,369,049	24,660,995	24,249,852
Diluted	24,928,247	24,872,663	24,660,995	24,539,555

By Segment:
Net revenue
Partner Network	$9,824,369	$6,199,673	$26,011,543	$30,298,532
Owned and Operated Network	9,841,285	14,835,634	45,518,559	40,139,584
Total	$19,665,654	$21,035,307	$71,530,102	$70,438,116
Gross profit
Partner Network	$1,863,651	$1,534,540	$4,734,240	$6,645,590
Owned and Operated Network	9,829,806	14,817,163	45,431,067	40,070,530
Total	$11,693,457	$16,351,703	$50,165,307	$46,716,120

Non-GAAP Financial Measures

In addition to disclosing financial results in accordance with United States generally accepted accounting principles (“GAAP”), our earnings release contains the non-GAAP financial measure “Adjusted EBITDA.”

Adjusted EBITDA is not a measure of performance defined in accordance with GAAP. However, management believes that Adjusted EBITDA is useful to investors in evaluating the Company’s performance because Adjusted EBITDA is a commonly used financial analysis tool for measuring and comparing companies in the Company’s industry in areas of operating performance.

Management believes that the disclosure of Adjusted EBITDA offers an additional view of the Company’s operations that, when coupled with the GAAP results and the reconciliation to GAAP net (loss) income, provides a more complete understanding of the Company’s results of operations and the factors and trends affecting the Company’s business.

INUVO, INC. RECONCILIATION OF (LOSS) INCOME FROM CONTINUING OPERATIONS BEFORE TAXES TO ADJUSTED EBITDA

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2016	2015	2016	2015
(Loss) Income from continuing operations before taxes	$(229,308)	$699,667	$(957,131)	$2,005,662
Interest expense, net	28,181	29,637	99,965	141,311
Depreciation	320,326	266,327	1,279,030	882,105
Amortization	231,060	234,294	930,708	925,245
Stock-based compensation	262,222	321,726	1,264,266	707,544

Adjusted EBITDA	$612,481	$1,551,651	$2,616,838	$4,661,867

Reconciliation of (Loss) Net Income from Continuing Operations before Taxes to Adjusted EBITDA

We present Adjusted EBITDA as a supplemental measure of our performance. We defined Adjusted EBITDA as net income (loss) from continuing operations before taxes plus (i) interest expense, net, (ii) depreciation, (iii) amortization, and (iv) stock-based compensation. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same or similar to some of the adjustments in the presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.